ANNEX I:  PURCHASE AGREEMENT

FORM OF NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

UNLESS OTHERWISE PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN OR FROM BRITISH COLUMBIA UNLESS THE CONDITIONS IN SECTION 12(2) OF BC INSTRUMENT 51-509 ISSUERS QUOTED IN THE U.S. OVER-THE-COUNTER MARKET ARE MET

US $75,000

 LEXARIA CORP.

18.0 % NON SECURED PROMISSORY NOTE DUE APRIL 1, 2012

FOR VALUE RECEIVED, Lexaria Corp., a corporation organized and existing under the laws of the State of Nevada (the "Company"), promises to pay to CAB Financial Services Ltd the registered holder hereof (the "Holder"), the principal sum of Seventy-Five Thousand and 00/100 Dollars (US $75,000) on the Maturity Date (as defined below) and to pay interest on the principal sum outstanding from time to time in arrears at the rate of 18.0% per annum (computed  on the basis of the actual  number of days  elapsed and a year of 365 days and compounded monthly), accruing from March 31, 2010, the date of initial issuance of this Note (the "Issue Date"), to the date of payment.  Such interest shall be payable monthly, in arrears, and all accrued and unpaid interest shall be payable on the date which is the earlier of (i) the Maturity Date; or (ii) the date of any prepayment of principal permitted hereunder.  Accrual of interest shall commence on the Issue Date and shall continue to accrue on a daily basis based on the principal sum outstanding (whether before or after the Maturity Date).

This Note is being issued pursuant to the terms of the Purchase Agreement, dated as of March 31, 2010 (the "Loan Agreement"), to which the Company and the Holder (or the Holder’s predecessor in interest) are parties.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This Note is subject to the following additional provisions:

1.

The term "Maturity Date" means April 1, 2012 or, if mutually agreed to by all parties to this agreement, April 1, 2011.

2.

(i)         This Note may be prepaid in whole or in part at any time prior to the Maturity Date, by payment of 108%  of the outstanding principal amount and accrued and unpaid interest.  The 8% premium on prepayment shall be reduced by 1% following each three month period following the Issue Date. Any prepayment shall be made following the provision of 15 days written notice to the Holder in accordance with the notice provisions in Section 12 of the Loan Agreement.   Any payment shall be applied as provided in Section 3.

(ii)

TIME IS OF THE ESSENCE WITH RESPECT TO ANY PAYMENT DUE HEREUNDER.  The Company shall be in default hereunder if any payment is not made in a timely manner, without any right to cure unless such right to cure is granted by the Holder in each instance; provided, however, that the grant of such right is in the sole discretion of the Holder and may be withheld for any reason or for no reason whatsoever.

3.

Any payment made on account of the Note shall be applied in the following order of priority: (i) first, to any amounts due hereunder other than principal and accrued interest, (ii) then, to accrued interest through and including the date of payment, and (iii) then, to principal of this Note.

4.

All payments contemplated hereby to be made "in cash" shall be made in immediately available good funds of Canadian currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given).  For purposes of this Note, the phrase "date of payment" means the date good funds are received in the account designated by the notice which is then currently effective.

5.

Subject to the terms of the Loan Agreement, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, as herein prescribed.

6.

  Conversion.

a)

Voluntary Conversion. At any time after the Original Issue Date until this Note is no longer outstanding, this Note shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in Section 7(e) hereof).  The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto (a "Notice of Conversion"), specifying therein the principal amount of Notes to be converted and the date on which such conversion is to be effected (a "Conversion Date").  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder.  To effect conversions hereunder, the Holder shall not be required to physically surrender Notes to the Company unless the entire principal amount of this Note plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions.  The Company shall deliver any objection to any Notice of Conversion within five (5) Business Days of receipt of such notice.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.  However, at the Company’s request, the Holder shall surrender the Note to the Company within five (5) Trading Days following such request so that a new Note reflecting the correct principal amount may be issued to Holder. Each Holder who elects to convert all or any portion of its Notes, does so without any notice delivered to or required by any other Holder.

b)

Conversion Price.   Subject to adjustment as provided for in Section 8, the initial conversion price in effect on any Conversion Date shall be US$0.30 per Share of Common Stock.

c)

Mandatory Conversion.  The Company may require the Holder, at any time following the date that the Closing Price of the Shares of Common Stock as listed on a Principal Market, as quoted by Bloomberg L.P. has been (i) at or above US$0.55 for a period of twenty consecutive Trading Days, to convert 50% of the outstanding principal amount due under the Note at the Conversion Price, or (ii) at or above US$1.00 for a period of twenty consecutive Trading Days, to convert all of the outstanding principal amount due under the Note at the Conversion Price.  The Holder must convert the Note in accordance with Section 4(f) within five (5) business days of the receipt of notice from the Company, after which time the Notes shall be cancelled if not converted.

d)

The term "Closing Price" shall mean, on any particular date (i) the closing price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the OTC Bulletin Board or any registered national stock exchange, the closing price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (iv) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Maker.

e)

Mechanics of Conversion

i.

Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of shares of Common Stock issuable upon a conversion hereunder (the "Conversion Shares") shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (y) the Conversion Price.

ii.

Delivery of Certificate Upon Conversion. Not later than five Trading Days after any Conversion Date, the Company will deliver to the Holder a certificate or certificates representing the Conversion Shares being acquired upon the conversion of Notes and a bank check in the amount of accrued and unpaid interest.

iii.

Failure to Deliver Certificates.  If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the principal amount of Notes tendered for conversion.

iv.

Obligation Absolute; Partial Liquidated Damages.  If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 7(f)(ii) by the fifth Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each US$1,000 of principal amount being converted, US$1 per Trading Day (increasing to US$2 per Trading Day after 5 Trading Days after such damages begin to accrue) for each Trading Day after such fifth Trading Day until such certificates are delivered.  The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  In the event a Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 110% of the principal amount of this Note outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 9 herein for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v.

Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Notes and payment of interest on the Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the outstanding principal amount of the Notes and payment of interest hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

vi.

Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may make a cash payment in respect of any final fraction of a share.  If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

viii.

Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Notes shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Notes so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

ix.

Withholding of Taxes.    All payments by the Company under the Note shall be made in full without set-off or counterclaim and free and clear of any deduction or withholding for or on account of any taxes unless the Company is required by applicable law to make any deduction or withholding from any payment due under the Note for or on account of any taxes.  In this event, the Company shall promptly notify the Purchaser, pay such additional amounts as are necessary to ensure that the Purchaser receives the amount which it would have received if there had been no such deduction or withholding, promptly pay the tax deducted to the appropriate tax authority before any fine or penalty becomes payable and indemnify the Purchaser in respect of any such taxes.  As soon as practical, but no later than 30 days after any such deduction or withholding, the Company shall forward to the Purchaser official tax receipts and any other documents or evidence reasonably required by the Purchaser that such taxes have been remitted to the appropriate taxation authority.

7.

Certain Adjustments.

a)

Stock Dividends and Stock Splits.  If the Company, at any time while the Notes are outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Note, including as interest thereon), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)

Subsequent Equity Sales. If the Company at any time while this Note is outstanding, shall sell, or issue any Common Stock at an effective price per share less than the then Conversion Price (such lower price, the "Base Share Price" and such issuances collectively, a "Dilutive Issuance"), as adjusted hereunder then the Conversion Price shall be reduced to equal the Base Share Price and the number of Conversion Shares issuable hereunder shall be increased.  Such adjustment shall be made within 20 days of whenever such Common Stock or Common Stock Equivalents are issued.  The Company shall notify the Holder in writing, no later than 10 days following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the "Dilutive Issuance Notice").  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 8(b), upon the occurrence of any Dilutive Issuance as herein defined, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Conversion Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Conversion. Specifically excluded from triggering this Section 8(b) are any issuances, reset provisions, price adjustments, grants or exercises of stock options to Company directors and officers.

c)

Calculations.  All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not includes shares of Common Stock owned or held by or for the account of the Company, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock.  For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d)

Notice to Holders.

i.

Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any of this Section 8, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.

Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Notes, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Holders are entitled to convert Notes during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

iii.

Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration").  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 8 in respect of an Exempt Issuance.  An "Exempt Issuance" shall consist of (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to a bona fide firm underwritten public offering of the Company’s securities, (iii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof or issued pursuant to the Loan Agreement, (iv) the shares of Common Stock issuable upon the exercise of Warrants, (v) securities issued in connection with strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (vi) Common Stock issued or options to purchase Common Stock granted or issued pursuant to the Company’s stock option plans and employee stock purchase plans as they now exist, and (vii) the payment of any accrued interest in shares of Common Stock pursuant to this Note.

8.

The Holder of the Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note or any shares acquired on conversion except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

9.

Any notice given by any party to the other with respect to this Note shall be given in the manner contemplated by the Loan Agreement in the section entitled "Notices."

10.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada.  Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the state courts of the State of Nevada in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Note.

11.

JURY TRIAL WAIVER.   The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Note.

12.

The following shall constitute an "Event of Default":

a.

The Company shall default in the payment of any amount due on this Note, time being of the essence, whether by maturity, pursuant to Section 2 or otherwise; or

b.

Any of the representations or warranties made by the Company herein, in the Loan Agreement or any of the other Transaction Documents shall be false or misleading in any material respect at the time made; or

c.

The Company shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

d.

A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent; or

e.

Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

f.

The Company shall enter into, create, incur, assume or suffer to exist any indebtedness for borrowed money or liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to or pari passu with, in any respect, the Company’s obligations under this Note, other than as provided in the Disclosure Annex to the Loan Agreement; or

h.

Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company; or

i.

Failure by the Company to deliver any Shares or Warrants required to be delivered pursuant to the Transaction Documents or any other agreements between the parties.

If an Event of Default shall have occurred, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable (and the Maturity Date shall be accelerated accordingly), upon the provision written notice by the Holder to the Company, upon the receipt of which the Company shall have 20 Business Days to cure the stated Event of Default, failing which the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

13.

In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Note, then ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized.  In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Note.  If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company.  The provisions of this Section shall control every other provision of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized this 1st day of April, 2010.

LEXARIA CORP.

By:___/s/ Bal Bhullar________________

Name:

 Bal Bhullar

Title:

CFO